Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown, (913-344-9395)	Peggy Landon, (913-344-9315)
Chief Financial Officer	Director of Investor Relations
and Corporate Communications

Compass Minerals Receives Required Consents in Connection with
Consent Solicitation and Cash Tender Offer for its
12% Senior Subordinated Discount Notes Due 2013

OVERLAND PARK, Kan. (June 5, 2009) – Pursuant to its previously announced tender offer and consent solicitation, Compass Minerals International, Inc. (NYSE: CMP) received tenders and consents from the holders of $77,726,000, or approximately 86.75%, of its outstanding 12% Senior Subordinated Discount Notes due 2013 (the “2013 Notes”) by the expiration of the consent payment deadline, June 4, at 5:00 p.m. Eastern time (the “Consent Date”). The consents received exceeded the number needed to approve the proposed amendments to the indenture under which the 2013 Notes were issued.  The terms of the tender offer and consent solicitation for the 2013 Notes are detailed in Compass Minerals’ Offer to Purchase and Consent Solicitation Statement dated May 21, 2009 (the “Offer to Purchase”).
Under the terms of the tender offer, holders who tendered on or prior to the Consent Date will receive $1,045.00 per $1,000 in principal amount of the 2013 Notes validly tendered.  Holders who tender after the Consent Date will receive $1,025.00 per $1,000 in principal amount of the 2013 Notes validly tendered.  The tender offer will expire at midnight, Eastern time, on June 18, 2009.  Compass Minerals intends to redeem any 2013 Notes that remain outstanding after the expiration date of the tender offer.
Based on the consents received, Compass Minerals and the trustee under the indenture are expected to enter into a supplemental indenture that will, once operative, eliminate substantially all restrictive covenants and certain events of default, and reduce the required notice period with respect to redeeming the 2013 Notes pursuant to the terms of the indenture governing the 2013 Notes.  The supplemental indenture will become operative today upon payment for 2013 Notes tendered on or prior to the consent date and accepted for purchase by Compass Minerals pursuant to the tender offer.
Credit Suisse Securities (USA) LLC is the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation and may be contacted at 212-325-4951 (collect calls accepted).  Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, at 800-714-3313 or 212-269-5550 (collect calls accepted).

This press release is not an offer to purchase or the solicitation of consents with respect to the 2013 Notes.  The tender offer for the 2013 Notes and the related consent solicitation are only being made pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent.
About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride. The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide. Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications. Compass Minerals also provides records management services to businesses throughout the U.K.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on Form 10-K  filed with the Securities and Exchange Commission on February 20, 2009. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.